Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-211844, 333-212439, 333-226725 and 333-235350),

(2)	Registration Statement (Form S-8 No. 333-204487) pertaining to the Pieris Pharmaceuticals, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan,

(3)
Registration Statement (Form S-8 No. 333-209308) pertaining to the Pieris Pharmaceuticals, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan and Inducement Stock Option Award for Louis Matis, M.D.,

(4)	Registration Statement (Form S-8 No. 333-213771) pertaining to the Pieris Pharmaceuticals, Inc. 2016 Employee, Director and Consultant Equity Incentive Plan,

(5)	Registration Statement (Post-Effective Amendment to FORM S-1 ON FORM S-3 No. 333-202123),

(6)	Registration Statement (Form S-8 No. 333-221497) pertaining to Inducement Stock Option Awards for Claude Knopf, Allan Reine, M.D, and Ingmar Bruns, M.D., Ph.D,

(7)	Registration Statement (Form S-8 333-226733) pertaining to the Pieris Pharmaceuticals, Inc. 2018 Employee, Director and Consultant Equity Incentive Plan,

(8)	Registration Statement (Form S-8 333-226735) pertaining to the Pieris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan,

(9)	Registration Statement (Form S-8 333-233194) pertaining to the Pieris Pharmaceuticals, Inc. 2019 Employee, Director and Consultant Equity Incentive Plan; and

(10)	Registration Statement (Form S-8 333-234625) pertaining to the Non-Qualified Stock Option Agreement, dated August 30, 2019.

of our reports dated March 13, 2020, with respect to the consolidated financial statements of Pieris Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Pieris Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) of Pieris Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 13, 2020